Exhibit 4(c).16 nationaigrid WC2N 5EH 12 December2019 Elizabeth Hewitt Borrowa Hook Heath Road Woking Surrey GU22 OQE Appointment as Non-executive Director Further to the approval by the Board of National Grid plc (the “Company’), and subject to agreement of these terms and conditions by you, I am delighted to advise that your appointment as a Non-executive Director of the Company will be effective 1 January 2020. This letter sets out the terms of your appointment. It is agreed that this is a contract for services and not a contract of employment. Appointment Your appointment, commencing on 1 January 2020, will be subject to your election by shareholders at the Company’s Annual General Meeting (“AGM”) in 2020, following which it is expected that you will be subject to annual re-election by shareholders, unless your appointment is otherwise terminated earlier in accordance with the Company’s Articles of Association as amended from time to time (the “Articles”) or by and at the discretion of either the Board or you upon 1 month’s written notice. Continuation of your contract of appointment is therefore contingent on satisfactory performance and re-election by shareholders at forthcoming AGMs. In the event that shareholders do not support your appointment or other shareholder action terminates your appointment you will not be entitled to receive damages for breach of contract and will not be entitled to any other compensation (or payment in lieu of notice). Non-executive Directors are typically expected to serve three three-year terms, subject to the terms of this letter; any extension to this is subject to review by the Nominations Committee (prior to making recommendations to the Board) having regard to the UK Corporate Governance Code 2018. Time Commitment Overall, we anticipate a time commitment of approximately 22h/2 days on average per month, after the induction phase, taking into account reading and preparation time for Board and Committee meetings. This will include attendance at Board meetings (estimated 8 scheduled meetings per year — (of which currently 3 are held in the US) plus strategy sessions, ad hoc and emergency meetings, Committee meetings, the AGM and any extraordinary general meetings. It is intended that National Grid plc • Registered Office 1-3 Strand London WC2N 5EH 1 & 8 Registered in England and Wales No.4031152

nationalgrid 3nnd WC2N SEH certain Board meetings will be held at the Company’s operational sites (in the UK and US)). Post induction, as a Non-executive Director you will also be expected to undertake at least one site visit per year to the business, the location to be agreed with me or the Chief Executive. In addition, you will be expected to devote appropriate preparation time ahead of each meeting and such other time as is reasonably required to discharge your duties as a Director (for example if the Company is involved in increased activity because it is involved in a major transaction). If you are unable to attend a meeting, you should notify the Group General Counsel & Company Secretary and prior to the meeting communicate your opinions and comments on the matters to be considered to me or the relevant Committee chairman so they can be taken into account at the meeting. By confirming this appointment, you have agreed that you are able to allocate sufficient time to meet the expectations of your role including appropriate preparation time. The Board’s agreement should be sought before accepting additional commitments that might affect the time you are able to devote to your role as a Non- executive Director of the Company. Role All Directors, both Non-executive and Executive, have the same general legal responsibilities to the Company. The Board as a whole is collectively responsible for debating and approving the strategic direction of the Company and for promoting the success of the Company for the benefit of its members by directing and supervising the Company’s affairs. All Directors must therefore take decisions objectively in the interests of the Company, in compliance with their statutory and fiduciary duties, and not do anything which is harmful to the Company or its business. All directors are expected to comply with the Company’s policies, procedures, rules and regulations from time to time in force, including in particular, the Company’s Standards of Ethical Business Conduct and its Share Dealing Code. The Board: • provides effective business leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed; • sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and • sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met. In addition to these requirements of all Directors, the role of the Non-executive Director has the following key elements: • Strategy: Non-executive Directors should constructively challenge and contribute to the development of strategy; Naflonal Grid plc • Registered Office 1-3 Strand London WC2N 5EH 2 of 8 Registered in England and Wales No. 4031152

nationalgrid

1-3 Strand
London WC2N 5EH

T +44 (0) 20 7004 3000
F +44 (0) 20 7004 3004
www.nationalgrid.com

- **Performance:** Non-executive Directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;
- **Risk:** Non-executive Directors should satisfy themselves that the financial function of the Company is professionally managed and that financial controls and systems of risk management are robust and defensible; and
- **People:** Non-executive Directors are responsible for determining appropriate levels of remuneration for Executive Directors and have a prime role in appointing, and where necessary removing, senior management, and in succession planning.

You should also have regard to the Revised Guidance on Board Effectiveness, issued by the Financial Reporting Council in December 2017, of which an extract summarising the role of a Non-executive Director is set out at Schedule 1 to this letter.

Committees

Initially, you have been invited to serve on the Audit Committee with the expectation that you will take over chairing this Committee when the current Committee chairman steps down, which is anticipated to be after the 2020 Annual General Meeting, the precise date to be agreed by the Company. You have also been invited to sit on the Safety, Health and Environment Committee.

In addition, all Non-executive Directors are members of the Nominations Committee, meetings of which are held on an ad hoc basis. No fee is paid for Nominations Committee attendance.

Terms of Reference of all Board Committees are set out in the Directors' information pack which will be sent to you shortly.

Fees

This letter sets out the only payments you will receive for performing your duties in accordance with this letter. Accordingly, no other remuneration or benefits will be provided and, in particular, you will not participate in any of the Company's remuneration or benefit programmes, arrangements, schemes or plans.

As a UK-based Director, you will be paid £69,500 per annum and you will also be entitled to a Committee membership fee of £10,800 per annum, per Committee membership and, as chairman of Audit Committee, an additional fee of £20,400, per annum. NB: The Committee membership fee does not apply to the Nominations Committee which meets on an ad hoc basis. Subject to the paragraph below, in the event of your termination for any reason, you will receive the fees paid through to your final date as a member of the Board.

These payments will be made monthly on or around 15th day of each month and will be pro-rated from the date of your appointment. You will not receive any further fees for membership of, or attendance at, any ad hoc Board or Committee meetings. If, for a reason related to illness, disability or injury, you are unable to carry out your duties, payment of any fee(s) during any period of incapacity will be at the discretion of the Board.

National Grid plc ▪ Registered Office 1-3 Strand London WC2N 5EH
Registered in England and Wales No. 4031152

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nationaigrid naona}gr1& corn The Company will reimburse you, in accordance with the Articles and any expenses procedures from time to time in force, for any reasonable expenses properly incurred in performing your duties. All expenses must be properly documented. Details regarding travel are set out in the Travel Guidelines for Directors document in the Directors information pack, which may change from time to time. The Executive Committee and Board shall review the above fees from time to time and they are therefore subject to change. All fees and payments will be made subject to any tax or other deductions required to be made by the Company. Outside interests It is accepted and acknowledged that you have business interests other than those of the Company. As a condition to your appointment commencing you are required to declare any such directorships, appointments and interests in writing. In the event that you become aware of any potential conflicts of interest, these should be disclosed to me and/or the Group General Counsel & Company Secretary as soon as apparent. Additionally, it at any time you are considering acquiring any new business interest (including as described in the letter to you regarding initial disclosures on appointment), you should raise the matter initially with me and/or the Group General Counsel & Company Secretary; it will then go to the Board for approval. Where an interest may give rise to a conflict of interest with the Company or any of its subsidiaries or associate companies, the interest and potential conflict will need to be disclosed to the Board and its prior consent obtained. Independent status The Board has determined you to be independent according to the provisions of the UK Corporate Governance Code. As an independent Director it is important that you remain independent in character and judgement. If you become aware of anything that may affect, or could appear to affect, this determination of independence, this should be disclosed to me and/or the Group General Counsel & Company Secretary as soon as apparent. Confidentiality You will, naturally, during your appointment and following its termination not disclose or communicate to any person (except as required by law or in the course of the proper performance of your duties under this letter, or with the consent of the Board) nor use for your own account or advantage any private or confidential information in any form whatsoever relating to the Company or any of its subsidiaries or associate companies (ConfidentiaI Information”) which you obtained during your appointment or otherwise. Additionally, you will use your best endeavours to prevent the unauthorised use or disclosure of any such Confidential Information, other than as required by law or regulatory authority. This restriction will continue to apply after your appointment ends without limit in time but will not apply to information which becomes public, unless through unauthorised disclosure by you. After your appointment ends you will return all documents and information (whether written, visual or electronic) under your control which belong to the Company. Your attention is also drawn to the requirements under both legislation and regulation together with Company policies and procedures as to the disclosure of ‘inside’ or National Grid plc • Registered Office 1-3 Strand London WC2N 5EH Registered in England and Wales No. 4031152 ‘1 ot8

nationaigrid nalionalghd om ‘price sensitive’ information. Consequently, you should avoid making any statements that might risk a breach of these requirements without prior clearance from me or the Group General Counsel & Company Secretary. Induction You will be provided with a comprehensive, formal and tailored induction to the Company and its businesses based on your experience and background and on which Committees you are to serve. You will also receive a Directors’ information pack comprising information on the Company’s businesses and operations together with matters relating to corporate governance and corporate responsibility. We will also arrange various site visits and meetings with senior and middle management and the Company’s auditors. We will arrange for you to meet major shareholders as appropriate. Should you feel you require additional information on any area please contact the Group General Counsel & Company Secretary to arrange this. Review Process The performance of individual Directors, the Board and Board Committees is evaluated annually. If, in the interim, there are any matters which cause you concern in relation to your role you should discuss them with me as soon as is appropriate. I will also regularly review and agree your training and development needs. Directors’ Indemnity and Liability Insurance In the event that you are made a party or are threatened to be made a party to any threatened, pending or completed action, suit, investigation, or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that you are or were a director of the Company, the Company shall indemnify you against expenses (including legal fees) actually and reasonably incurred by you in connection with such action, suit or proceeding and against judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding to the fullest extent permitted by the Companies Act 2006 as amended and any other applicable law or regulation, as from time to time in effect. Such right of indemnification shall be without prejudice to any other rights to which you may be entitled and shall be vested as of the first date you are admitted as a Director. The terms and conditions of this indemnity are set out in a separate deed of indemnity entered into or to be entered into between you and the Company. The Company has Directors’ and Officers’ liability insurance and currently intends to maintain such cover for the full term of your appointment. A summary of the cover is included in your Directors’ information pack. Independent Professional Advice Occasions may arise when you consider that you need independent professional advice in the furtherance of your duties as a Director. Please advise me or the Group General Counsel & Company Secretary should you wish to seek such advice. The Company will reimburse the full cost of expenditure incurred in respect of such advice, in accordance with the UK Corporate Governance Code and any relevant Company policy. Nalional Grid plc • Registered Office 1-3 Strand London WC2N SEH Regislered in England and Wales No. 4031152 5 of S

nationaigrid wvNdnatlongrIdcom Disclosure of interests in transactions and Dealings in Shares Under the Companies Act 2006, where a Director of a company is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company or one that has been entered into by the Company, he must declare the nature and extent of that interest. You may give any such notice at a meeting of the Directors, in writing or by general notice. During the continuance of your appointments you will be expected to comply (and to procure that your spouse and dependant children comply) where relevant with any rule of law or regulation of any competent authority or of the Company from time to time in force in relation to dealings in shares, debentures and other securities of the Company and unpublished price sensitive information affecting the shares, debentures and other securities of the Company. A copy of the Company’s Share Dealing Code will be provided in the Directors’ information pack. You should also have regard to, and your appointment is subject to, your duties as a Director in light of the Articles, applicable general law, the Companies Act 2006, the Listing, Prospectus, Disclosure and Transparency Rules of the Financial Services Authority, the UK Corporate Governance Code and obligations arising as a result of the Company’s American Depositary Shares being listed on the New York Stock Exchange, as set out in the relevant section of the Directors’ information pack. The Company currently has no share ownership requirements for its non-executive directors. Governing Law The agreement contained in this letter and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with English law and shall be subject to the exclusive jurisdiction of the English courts. Entire Agreement This appointment letter represents the entire understanding, and constitutes the whole agreement, in relation to your appointment and supersedes any previous agreement between yourself and the Company with respect thereto. On a personal level, I am delighted that you have agreed to accept this appointment to the Board of the Company and I look forward to our building a good working relationship. National Grid plc — Registered OFfice 1-3 Strand London WC2N SEH Registered in England and Waies No. 4031152 6 of S

nationaigrid 2N5EH .Aw..natjonajgridcom Please acknowledge receipt and acceptance of the above terms by signing and returning the enclosed copy of this letter. s ID .QY\ -r Sir Peter Gershon Chairman For and on behalf of National Grid plc acknowledge receipt I hereby of and accept the terms set out in this letter. Signed Elizabeth Hewil Dated National Grid plc • Registerod Office 1-3 Strand London WC2N 5EH 7 of 8 Registerod in England and Wales No, 4031152

nationalgrid

1-3 Strand
London WC2N 5EH

T +44 (0) 20 7004 3000
F +44 (0) 20 7004 3004
www.nationalgrid.com

Schedule 1

Guidance for Non-Executive Directors

(extracted from the December 2017 FRC Revised Guidance on Board Effectiveness)

Non-executive directors should, on appointment, devote time to a comprehensive, formal and tailored induction which should extend beyond the boardroom. Initiatives such as partnering a non-executive director with an executive board member may speed up the process of him or her acquiring an understanding of the main areas of business activity, especially areas involving significant risk. They should expect to visit operations and talk with senior and middle managers in these areas and should talk with non-managerial members of the workforce. The non-executive director should use these conversations to get a feel for the culture of the organisation and the way things are done in practice and to gain insight into the experience and concerns of frontline workers.

It is vital that non-executive directors make sufficient time available to discharge their responsibilities effectively. They should devote time to developing and refreshing their knowledge and skills, including those of communication, to ensure that they continue to make a positive contribution to the board. Being well-informed about the company, and having a strong command of the relevant issues, will generate the respect of the other directors.

Non-executive directors should insist on receiving high-quality information sufficiently in advance so that there can be thorough consideration of the issues prior to, and informed debate and challenge at, board meetings. They should expect this information to:

- be accurate, clear, comprehensive and up-to-date;
- contain a summary of the contents of any paper; and
- inform the director what is expected of them on that issue.

Non-executive directors should seek clarification or amplification where they consider the information provided is inadequate or lacks clarity.

To fulfil their duties, non-executive directors should take into account the views of shareholders, the workforce and other stakeholders, because these views may provide different perspectives on the company and its performance. They should avail themselves of opportunities to meet major shareholders, key customers and members of the workforce from all levels of the organisation

National Grid plc ■ Registered Office 1-3 Strand London WC2N 5EH
Registered in England and Wales No. 4031152

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